EXHIBIT 10.1



                             EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is entered into as of January 23, 2006 by and between James P. Scullion (the "Executive") and Tumbleweed Communications Corp., a Delaware corporation (the "Company").

         1. Duties and Scope of Employment.

                  (a) Position. During the Executive's employment under this Agreement ("Employment"), the Company agrees to employ the Executive in the position of Chief Executive Officer ("CEO"). The Executive shall also continue to serve as the Chairman of the Company's Board of Directors (the "Board"); however, the Executive shall serve in such capacity without additional compensation.

                  (b) Obligations to the Company. During his Employment, the Executive agrees to perform such duties as are reasonable and consistent with the office of CEO as may be assigned to the Executive from time to time by the Board. Nothing in this Agreement will prevent the Executive from serving on the board of directors of up two publicly traded companies or other organizations.

                  (c) Start Date. The Executive shall commence full-time Employment in the position of CEO on January 14, 2006 (the "Start Date").

         2. Cash and Incentive Compensation.

                  (a) Salary. The Company shall pay the Executive as compensation for his services a base salary at the rate of not less than $14,583.33 per semi-monthly pay period ($350,000 on an annualized basis), payable in accordance with the Company's standard payroll schedule and subject to applicable tax withholding. (The salary specified in this subsection (a), together with any increases in such salary that the Company may grant from time to time, is referred to in this Agreement as the "Base Salary.")

                  (b) Incentive Bonus. The Executive will be eligible to earn a quarterly performance bonus with an annual target amount equivalent to fifty percent of the Executive's Base Salary ("Target Bonus"). The Target Bonus to be paid will be determined by the Compensation Committee of the Board after a performance review that will occur promptly after the end of each quarter and will be based on the achievement of mutually agreed upon objectives that will be established by the Executive and the Compensation Committee within 30 days after the Executive's Start Date. Bonuses payable under this subsection (b) shall be payable in accordance with the Company's normal practices and are subject to applicable tax withholding.

                  (c) Equity. Effective on the Start Date, the Company shall grant the Executive a stock option (the "Option") to purchase 2,250,000 shares of the Company's Common Stock (the "Shares"). The per Share exercise price of the Option will be $2.61. The term of such Option shall be 10 years and shall be subject to the following vesting schedule: (i) 20% of the Shares subject to the Option shall be immediately vested upon the Start Date; and (ii) the remaining Shares subject to the Option shall vest in equal installments each month for thirty-eight (38) months thereafter, such that all Shares shall be vested at the end of thirty-eight (38) months from the Start Date. For the avoidance of doubt, except as provided in Sections 7(c) and 8 below, all stock options granted by the Company to the Executive shall be exercisable until the later of 90 days following the last vesting event for Executive's options or the end of the period to exercise the options otherwise provided for in the documents (stock option plan and stock option agreement) governing such options.

         3. Benefits.

                  (a) Health Benefits. Beginning on the first day of the month following the Executive's Start Date and continuing during the Executive's Employment, the Executive and the Executive's eligible dependents will be entitled to participate in a comprehensive benefits program including medical, dental and vision insurance. Additionally, beginning on the first day of the month following the Executive's Start Date, the Executive will be entitled to participate in other benefit programs, including: Life and AD&D insurance; Short and Long-Term Disability insurance; and an Employee Assistance Program. Insurance premiums for employee coverage in benefit plans are paid 100% by the Company. Medical insurance premiums for eligible dependents are paid approximately 80% by the Company. Vision and Dental Insurance premiums for eligible dependents are paid 100% by the Company. Insurance premium rates, including the percentage paid by the Company, are subject to change and all benefits, including eligibility for such benefits, are governed by the terms and conditions of the applicable benefit plans.

                  (b) 401(k) Plan. During the Executive's Employment, the Executive will be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Benefits Plan.

                  (c) Paid Time Off Benefits. The Executive will be entitled to 20 days of paid time off during the Executive's first and each subsequent year of Employment, accruing at the rate of 13.33 hours per month from the Executive's Start Date, as well other paid Company holidays.

         4. Business Expenses. During the Executive's Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses, upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

         5. Attorney's Fees. The Company will reimburse the Executive for attorney's fees incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum of $2,000.

          6. Nature of Employment.

                  (a) At-Will Employment. The Executive's Employment with the Company shall at all times be "at will," which means that either the Executive or the Company may terminate the Executive's Employment at any time, for any or no reason, with or without Cause (as defined below); provided that, following termination of Employment, the Company shall continue to have the obligations, as applicable, set forth in Sections 7, 8, 9 and 13, and the Executive shall continue to have the obligations, as applicable, set forth in
Section 11.

                  (b) Rights Upon Termination. Except as expressly provided in
Section 7, upon termination of the Executive's Employment pursuant to this
Section 6, the Executive shall be entitled to the accrued but unpaid compensation, benefits (including payment for accrued but unused vacation) and reimbursement described in Section 2, 3 and 4 for the period preceding the effective date of termination. The termination of this Agreement shall not limit or otherwise affect any of the Executive's obligations under Section 11 or the Company's obligations under Sections 7, 8, 9 and 13, if applicable.

         7. Termination Benefits. The Executive shall be entitled to receive benefits upon termination of Employment only as specifically set forth in this
Section 7.

                  (a) Termination following a Constructive Termination or other than for Cause, Death or Disability. If the Company, or the successor to its assets or business in the event of a Change of Ownership Control, terminates the Executive's Employment for any reason other than Cause, the Executive's death, or Disability, or the Executive terminates his Employment following a Constructive Termination, then, subject to the Executive's delivery of a signed release of all claims in a form reasonably satisfactory to the Company, the Executive will be entitled to the following termination benefits, beginning on the date of termination:

                       (i) Continuation for a period of one year of the Executive's then-current Base Salary (subject to applicable tax withholding), payable in accordance with the Company's normal payroll practices;

                       (ii) Continuation for a period of one year of the vesting of the Executive's then-outstanding Company stock options; and

                       (iii) Continuation for a period of one year of the Executive's medical coverage for himself and his dependents at the Company's expense to the extent and at the rate such expenses are covered by the Company for then-current employees of the Company.

                  (b) Termination for Cause or Resignation by the Executive. In the event of the termination of the Executive's Employment for Cause or the Executive's resignation (other than a Constructive Termination), the Executive will not be entitled to any severance payments or continued salary, bonus or benefits, and such termination shall be governed solely by Section 6(b) above.

                  (c) Termination as a result of Death or Disability. In the event of termination of Employment as a result of the Executive's death or Disability, subject to the delivery by the Executive or the Executive's estate of a signed release of all claims in a form reasonably satisfactory to the Company, the Executive or the Executive's estate will be entitled, at the Company's option to be exercised within 30 days after such termination, to either: (i) continuation for a period of one year of the vesting of the Executive's then-outstanding Company stock options (in which event the Executive's options shall be exercisable for a period of 90 days following such one year period), or (ii) one year's acceleration of the vesting of the Executive's then-outstanding stock options (in which event the Executive's options shall be exercisable for a period of one year following such acceleration).

         8. Effect of Change of Ownership Control. In addition to the benefits under Section 7(a)(i) and 7(a)(iii) above, if a Change of Ownership Control occurs during the Executive's Employment with the Company and, within twelve
(12) months following such Change of Ownership Control, either (i) the Executive's Employment with the Company is terminated without Cause or (ii) the Executive terminates his Employment following a Constructive Termination, the vesting of 100% of the Executive's then-outstanding stock options will be accelerated such that they vest immediately. In the event of a Change of Ownership Control, the Executive will be entitled to exercise his stock options until the later of one year following the closing of the Change of Ownership Control or the end of the period to exercise the options otherwise provided for in the documents (stock option plan and stock option agreement) governing such options.

         9. Change of Control Benefits. This Section 9 shall apply only with respect a Change of Ownership Control that closes and becomes effective prior to the second anniversary of the Start Date. To the extent that no such transaction has occurred by that date, this Section 9 shall terminate. If any payment or benefit the Executive would receive pursuant to this Agreement or otherwise, but determined without regard to any additional payment required under this Section 9, (collectively, the "Payment") would (x) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment," and any iterative payments pursuant to this paragraph also shall be "Gross-Up Payments") in an amount that shall fund the payment by the Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to the Executive at the highest marginal rate. Any Gross-Up Payment shall be paid to the Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below.

         The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Ownership Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Ownership Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

         The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Notwithstanding the above, in the event that the Excise Tax incurred by the Executive is determined by the Internal Revenue Service ("IRS") to be greater than the amount so determined by the accounting firm engaged to make the determinations hereunder, the Company agrees to promptly make such additional payment, including interest and any tax penalties, to the Executive as the accounting firm engaged to make the determinations hereunder reasonably determines in light of such IRS determination is appropriate to fulfill the parties' intent under this Section
9. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

         10.  Definitions.

                  (a) "Cause." For all purposes under this Agreement, "Cause" shall mean: (i) the commission of a felony by the Executive intended to result in the Executive's substantial personal enrichment at the Company's expense;
(ii) the Executive's conviction of a crime involving moral turpitude; or (iii) the Executive's willful failure to perform his duties to the Company, which failure is deliberate, results in injury to the Company, and continues for more than 15 days after written notice is given to the Executive. For purposes of this definition, no act or omission is considered to have been "willful" unless it was not in good faith and the Executive had knowledge at the time that the act or omission was not in the best interests of the Company.

                  (b) "Change of Ownership Control." For all purposes under this Agreement, "Change of Ownership Control" shall mean: (i) a merger, reorganization, consolidation or similar event, whether in a single transaction or in a series of transactions (collectively the "Transaction") unless immediately following such Transaction (and after giving effect to such Transaction) the Company's stockholders immediately prior to the Transaction own at least 50% of the total combined voting power of the surviving or acquiring entity in substantially the same proportions as their ownership of the voting power of the Company's outstanding securities immediately before such Transaction; (ii) any person (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("1934 Act") and used in Sections 13(d) and 14(d) thereof, including a "group" within the meaning of Section 13(d)(3)) has or acquires beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of at least 50% of the total combined voting power of the Company's outstanding securities; (iii) the sale, transfer or other disposition of all or substantially all of the Company's assets; or (iv) a complete liquidation or dissolution of the Company.

                  (c) "Constructive Termination." For all purposes under this Agreement, "Constructive Termination" shall mean: (i) a material diminution of the Executive's duties; (ii) a change in the Executive's title or reporting relationship; (iii) a change greater than 25 miles in the location of the Executive's designated work place for the Company; (iv) a reduction in the Executive's Base Salary; (v) a material reduction in the Executive's health insurance benefits provided by the Company, except for changes and reductions in such health insurance benefits applicable to all employees of the Company generally; or (vi) the failure of any successor to the assets or business of the Company through any Change of Ownership Control to fully assume all obligations of the Company under this Agreement.

                  (d) "Disability." For all purposes under this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which the Executive is unable to perform the Executive's duties at the Company for any six consecutive months. In any such event, the Company, in its sole discretion, may terminate the Executive's employment by giving the Executive notice of termination for Disability. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time, and any determination as to the existence of a Disability shall be made by a physician selected by the Company.

         11. Confidentiality Agreement; Eligibility to Work. The Executive shall sign a Proprietary Information and Inventions Agreement (the "Confidentiality Agreement") in the form attached hereto as Exhibit A. The Executive acknowledges that in accordance with federal law he is required to demonstrate employment eligibility, which includes verification of his identity and of his authorization to work in the United States.

         12. Successors.

                  (a) Company's Successors. This Agreement shall be binding on any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, and any such successor shall assume all such obligations. The Company may assign its rights under this Agreement to any such successor. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

                  (b) Executive's Successors. This Agreement is a contract for personal services and shall not be transferred or assigned by the Executive; however, all rights of the Executive under this Agreement shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         13. Indemnification. The Executive will be indemnified pursuant to the indemnity agreement attached hereto as Exhibit B ("Indemnification Agreement").

         14. Miscellaneous Provisions.

                  (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Executive may receive from any other source.

                  (b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                  (c) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. The Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code ("Code Section 409A"); provided however, that the parties agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this Agreement (but an acceleration of the timing of payment into the immediately preceding tax year shall not be deemed to materially increase the cost to the Company) or (ii) decrease the value of benefits provided to the Executive under this Agreement and provided further that the Company shall reimburse the Executive for up to $5,000 of expenses incurred by the Executive as a result of any legal or tax advice he receives in connection with any amendment or proposed amendment contemplated by this Section 14(c).

                  (d) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement, the Confidentiality Agreement, the Indemnification Agreement, and the stock option agreement and stock plan documents, contain the entire understanding of the parties with respect to the subject matter hereof. The offer letter agreement dated January 10, 2006 between the parties is superceded by this Agreement.

                  (e) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                  (f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

                  (g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not effect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (h) Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

                  (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [Signature page follows]

         Each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                                JAMES P. SCULLION


                                                   /s/James P. Scullion
                                                ---------------------------
                                                James P. Scullion



                                                TUMBLEWEED COMMUNICATIONS CORP.

                                                By:  /s/ Bernard J. Cassidy
                                                   ---------------------------

                                                Title:  Secretary
                                                      -----------------------



EXHIBIT A - Confidentiality Agreement
EXHIBIT B - Indemnification Agreement